Microsoft Word 11.0.8026;urn:schemas-microsoft-com:office:smarttags013f77M):
Mergers
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         The following funds of Goldman Sachs Trust ("GST") acquired the assets and liabilities of the seven portfolios offered by the First Funds ("FF") as follows (the "Reorganization"):

                  GST Funds                                   Corresponding FF
Portfolio

                  Structured country-regionplaceU.S. Equity Fund
Core Equity Portfolio
                  Structured Small Cap Equity Fund   Capital Appreciation
Portfolio
                  Core Fixed Income Fund             Intermediate Bond Portfolio
                  StateTennessee Municipal Fund
StateplaceTennessee Tax-Free Portfolio
                  Financial Square Money             Cash Reserve Portfolio
                           Market Fund
                  Financial Square Government
country-regionplaceU.S. Government Money
Market Portfolio
                           Fund
                  Financial Square Tax-Free          Municipal Money Market
Portfolio
                           Money Market Fund


                  With regard to the circumstances and the details of the Reorganization, GST incorporates herein by reference the definitive Combined Proxy Statement/Prospectus dated April 12, 2006 and Statement of Additional Information dated April 12, 2006, each as filed electronically with the Securities and Exchange Commission ("SEC") on April 11, 2006, (Accession No. 0000950123-06-004525) (the "Proxy Soliciting Materials").

                  The following information is provided in response to questions not addressed in the Proxy Soliciting Materials:


                  (a) The Reorganization with respect to the FF Core Equity Portfolio, Capital Appreciation Portfolio, Intermediate Bond Portfolio, Tennessee Tax-Free Portfolio, Cash Reserve Portfolio, U.S. Government Money Market Portfolio and the Municipal Money Market Portfolio closed on June 5, 2006.


                  (b) An Agreement and Plan of Reorganization was approved by each foregoing FF Portfolio at a Special Meeting of Shareholders of FF held on June 2, 2006. FF's Board of Trustees approved the Agreement and Plan of Reorganization and fund transactions at a meeting held on December 12, 2005 and approved amendments for the agreement on April 7, 2006. GST's Board of Trustees approved the Agreement and Plan of Reorganization and fund transactions at a meeting held on December 14, 2005 and approved amendments for the agreement on April 7, 2006.


                  (c) It is GST's understanding that FF will file with the SEC an Application pursuant to Section 8(f) of the Investment Company Act of 1940 and Rule 8f-1 thereunder, for an Order declaring that it has ceased to be an investment company. Upon receipt of the Order, it is expected that FF will terminate its existence under state law.